StarTek, Inc.
2013 SALES COMMISSION PLAN

2013 SALES COMMISSION PLAN

1.0	PURPOSE AND OBJECTIVE

1.1.
The StarTek, Inc. (“StarTek”) 2013 Sales Commission Plan (the “Plan”) sets forth the eligibility and payment terms for Commissions for Plan participants (each a “Participant”). The Plan is designed to support the objective of generation of revenue from new and existing clients through the use of commission payments along with incentives for performance against certain StarTek strategic initiatives.

2.0	PLAN EFFECTIVE DATE

2.1.
The Plan will be effective January 1, 2013 until amended, replaced or terminated by StarTek (the “Plan Period”) whichever is later. StarTek reserves the right, in its sole discretion, to terminate or amend the Plan at any time.

3.0	DEFINITIONS

3.1.
A “Qualifying New SOW” means a statement of work (“SOW”) or contract that is (i) signed during the Plan Period by both StarTek and a Qualifying New Client, (ii) substantially the result of the Participant’s efforts (as determined in the sole discretion of StarTek), and (iii) a source of new or additional revenue for StarTek. Qualifying New SOWs shall not include letter agreements, memoranda of understanding, interim agreements, letters of intent and like documents and agreements, or any unwritten understanding, agreement or modification of any kind.

3.2.
A “Qualifying New Client” means a company (or its predecessor by merger or otherwise) (i) from whom StarTek has not, either directly or indirectly, previously earned revenue, as determined by StarTek’s SVP of Sales in his sole discretion (a “New Client”), or (ii) which is an existing or past client of StarTek and has been identified as a potential source of significant additional revenue and designated in accordance with Section 4.3 below.

3.3.	An “Existing Client” means any company other than a Qualifying New Client.

3.4.	“Quota” means that annual contract value assigned to each participant in this 2013 Sales Commission Plan as the level of achievement required as set out in Appendix B.

3.5.	“Assigned Sales Executive” is the sales executive designated by the SVP Sales in their sole discretion to receive commissions from a specific qualifying SOW.

StarTek, Inc.
2013 SALES COMMISSION PLAN

3.6.
For purposes of this Plan, “Cause” means (i) Employee’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Employee by StarTek; (ii) Employee’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offense) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the Commission or omission of or engaging in any act or practice which constitutes a material breach of the Employee’s fiduciary duty to StarTek, involves personal dishonesty on the part of the Employee or demonstrates a willful or continuing disregard for the best interests of StarTek; or (iv) the Employee’s engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to StarTek, its business or any of its customers, employees, or vendors.

4.0	ELIGIBLE NEW BUSINESS

4.1.
With respect to all New Clients, thirty-six months after the signing of the first Qualifying SOW with such New Client, that client ceases to be a Qualifying New Client. Any SOW or contract signed after this thirty-six month period with that client is not a Qualifying New SOW unless expressly designated as such under Sections 4.2 or 4.3, and therefore, unless eligible for a Commission on Qualifying SOW’s, no Commissions shall be paid under Section 6.0 of this plan.

4.2.	Notwithstanding the foregoing, a New Client may continue to be designated as a Qualifying New Client for more than twelve months if so designated by the SVP of Sales in his sole discretion.

4.3.	A Participant may not receive a Commission with respect to an Existing Client unless such Participant has been designated a Client Relationship Manager in writing by SVP of Sales.

5.0	COMMISSION PAYMENTS FOR ELIGIBLE BUSINESS

5.1.	The Participant must be the Assigned Sales Executive to receive commissions for an SOW.

5.2.
In the event two or more Participants are otherwise eligible for a Commission under this Plan for a particular SOW, the Commission will be split among them in the manner determined by the SVP of Sales in his discretion, at the time the Qualifying New SOW is signed.

5.3.
Commissions are earned and calculated during the Plan Period based on the actual revenue collected pursuant to an SOW. Commissions are earned and are payable monthly based upon the percentages indicated on Exhibit A and under the following conditions:

5.3.1.	Commissions will be paid for collected revenue from each Qualifying New SOW during the two year period following first invoice of the program.

5.3.2.
For ease of administration, commissions will be calculated and paid using the billed revenue from client invoices instead of actual collected revenue. Commissions are not considered earned until StarTek has received payment net of offsets or penalties from the Qualifying New Client for services rendered, in the form of revenue dollars, from which the Commission is calculated and advanced. Participant will return to StarTek any commission related to uncollected revenue.

StarTek, Inc.
2013 SALES COMMISSION PLAN

StarTek may, at its sole discretion, reduce future commission payments to the Participant to account for a situation where invoiced revenue is not collected.

5.4.
In addition, from time to time the SVP of Sales may further incentivize certain sales through the use of additional commission payments. These further incentives will be communicated to Participants through notification letters and such letters will be amendments to this Plan.

5.5.
A Participant is eligible for a Commission under the Plan only if the Participant is actively employed by StarTek at the time of payment of the Commission. A Participant who resigns for any reason whatsoever or whose employment is terminated by StarTek for Cause is not eligible to earn any further Commissions.

6.0	ADDITIONAL PLAN INFORMATION

6.1.	Commission compensation under this Plan is fully taxable as earned income and subject to normal withholding guidelines and applicable laws, taxes and practices.

6.2.
Commission compensation under this Plan will be calculated by StarTek in accordance with established Plan criteria and forwarded for initial approval by the SVP of Sales. Once approved by the SVP of Sales, payments will be forwarded for final approval to either the Chief Financial Officer and/or the Chief Executive Officer. Either of these officers can designate any Senior Vice President who is not a Participant in this Plan to act as an approver in their absence.

6.3.
If a dispute arises about who is responsible for a given SOW or contract, such responsibility will be determined by the SVP of Sales in his sole discretion. If it becomes necessary to split or share Commission or bonus payments; or if unique sales opportunities arise, then determination and authorization for Commissions or bonuses, if any, will be made by the SVP of Sales.

6.4.
Participant is expected to maintain compliance with StarTek’s policies, procedures, reporting, requirements, and other tasks as assigned by the SVP of Sales. If participant is out of compliance, delayed or negligent in completing the aforementioned tasks, commission payments may be delayed until participant rectifies the situation and is wholly compliant with the Company’s requirements, as determined by the the SVP Sales and at his sole discretion.

6.5.	The Participant does not have any right whatsoever to make any material commitment for or enter into any contract on behalf of StarTek.

6.6.	StarTek reserves the right, in its sole discretion, to modify, suspend, or eliminate this Plan at any time, with or without notice.

6.7.
StarTek reserves the right to decide, in its absolute discretion, at any time and from time-to-time, whether to enter, renew, amend extend or terminate any SOW, contract, proposed contract, and/or contract negotiation, with any client or prospective client, as well as the terms and conditions under which it will do so. In addition, if any invoiced item is deemed a “pass through”, meaning it is priced to have little or no margin for the company, it may be

StarTek, Inc.
2013 SALES COMMISSION PLAN

ineligible for commissions. Any decisions related to “pass through” items will be at the sole discretion of the SVP of Sales.

6.8.
Employment with StarTek is “at will” and may be terminated at any time by either the Participant or StarTek with or without notice and for any or no reason, unless the Participant has entered into a written employment agreement with StarTek modifying the “at will” employment relationship. This Plan is not intended to alter the “at will” employment relationship.

6.9.	Neither this Plan nor participation in it shall:

a)	Affect the “at will” nature of each Participant’s employment with StarTek.

b)	Provide any assurance of continued employment with StarTek or participation in the Plan.

c)	Provide any assurance that this Plan or another Commission or bonus plan will be offered in the future to any Participant.

6.10.
In the event of a dispute between the SVP of Sales and the Participant, StarTek’s CEO shall have sole authority and discretion to interpret the Plan’s provisions and applicability and any finding, determination or decision made by the CEO shall be final and binding with no rights of dispute by the participant.

APPROVALS:

/s/Joseph S. Duryea
Joseph S. Duryea
Senior Vice President of Sales & Marketing

/s/Lisa Bullington-Weaver
Lisa Bullington-Weaver
Chief Financial Officer

Participant     Date

StarTek, Inc.
2013 SALES COMMISSION PLAN

APPENDIX A

2013 Commission Eligibility for Qualifying New SOW’s from Qualifying New Clients

Commission for all Qualifying New SOW’s from Qualifying New Clients will be equal to 3% of the actual collected revenue under a Qualifying SOW during the first twelve (12) months (beginning with the date of first invoice) and 2% for second twelve months (beginning with delivery of the 13th invoice) of the program and, at the sole discretion of the SVP of Sales, a 1% bonus commission may be awarded for the third twelve months (beginning with the delivery of the 25th invoice).